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                                                                     EXHIBIT 8.2

             [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]


September 28, 2001


General Semiconductor, Inc.
10 Melville Park Road
Melville, New York 11747-3113

Ladies and Gentlemen:

    We are acting as special counsel to General Semiconductor, Inc. ("Company"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Vishay Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Vishay Intertechnology, Inc. ("Parent"), a Delaware corporation, with and into Company, with Company surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of July 31, 2001, by and among Parent, Merger Sub, and Company (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

    Parent has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (File No. 333-69004) (the "Registration Statement") with respect to the common stock of Parent to be issued to Company shareholders in the Merger in exchange for their common stock of Company. In addition, Parent and Company have prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Joint Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate.

    We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents and (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Under the Merger Agreement, it is a condition to the closing of the Merger that Parent receives an opinion, dated as of the date of the Merger, of Kramer Levin Naftalis & Frankel LLP and that Company receives an opinion, dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson, both to the effect that the Merger will, based upon certain representations and statements by Parent and Company, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Joint Proxy Statement/Prospectus under the caption "The Merger--Material United States Federal Income Tax Consequences," subject to the qualifications, limitations and assumptions contained therein, represents our opinion as to the material federal income tax consequences of the Merger to Parent, Company and the holders of shares of Company common stock who are citizens or residents of the United States or that are domestic corporations. No opinion is expressed on any matters other than those specifically referred to herein.

    The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby
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consent to the filing of this opinion as an exhibit to the Registration
Statement and to the references to this firm in the Joint Proxy Statement/Prospectus under the caption "The Merger--Material United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                        Very truly yours,
                                        /s/ FRIED, FRANK, HARRIS, SHRIVER &
                                            JACOBSON
                                        FRIED, FRANK, HARRIS, SHRIVER &
                                            JACOBSON